Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-276105) on Form S-3 and (Nos. 333-224916 and 333-265059) on Form S-8 of our reports dated March 13, 2024, with respect to the consolidated financial statements of Adams Resources & Energy, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas
March 13, 2024